UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 11, 2005

eFunds Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31951	39-1506286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Gainey Center II, Suite 300, 8501 North Scottsdale Road, Scottsdale, Arizona		85253
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480.629.7700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On January 11, 2005 eFunds Corporation, a Delaware corporation ("eFunds") (NYSE: EFD) and its subsidiaries, eFunds Governments Services, Inc., a Delaware corporation ("eFunds Domestic Sub"), and eFunds International Limited, a corporation organized under the laws of the United Kingdom ("eFunds UK"), entered into a Purchase Agreement (the "Agreement") with ClearCommerce Corporation, a Delaware corporation ("ClearCommerce"), its subsidiary ClearCommerce Europe Ltd., a corporation organized under the laws of the United Kingdom ("ClearCommerce Europe"), and certain stockholders of ClearCommerce. Pursuant to the Agreement, at the closing, (i) eFunds Domestic Sub will purchase from ClearCommerce substantially all of the assets constituting ClearCommerce’s business (the "Business") of providing fraud prevention and electronic payment solutions, and related software, for electronic and other forms of commerce to financial institutions, financial service companies and retailers in the United States and (ii) eFunds UK will purchase from ClearCommerce Europe substantially all of the assets constituting the Business operated by ClearCommerce Europe in Europe.

The initial cash purchase price to be paid for the assets constituting the Business is $19, 400, 000 subject to working capital adjustments and holdback arrangements. An additional payment may be made approximately one year following the closing if the Business achieves certain revenue objectives during 2005. The maximum amount payable in respect of this earn-out is $11 million. eFunds intends to fund the purchase price through its available cash resources.

The closing of the transactions contemplated by the Agreement is subject to customary conditions and is expected to occur in late January or early February of 2005.

eFunds and its affiliates have no material relationship with ClearCommerce and its affiliates, other than pursuant to the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFunds Corporation

January 12, 2005	By:	Thomas S. Liston

Name: Thomas S. Liston
Title: Chief Financial Officer